News Release: IMMEDIATE RELEASE
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Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
ISSUANCE OF $50 MILLION OF TRUST PREFERRED SECURITIES;
PLANS TO REDEEM $50 MILLION OF OUTSTANDING DEBT DUE 2027

(Columbus, IN, November 14, 2003) Irwin Financial Corporation (NYSE: IFC) today announced that it has completed a private placement of $50 million of floating rate trust preferred securities issued by IFC Statutory Trust VII. The underlying subordinated debentures mature in 2033, bear interest at three-month LIBOR plus 290 basis points, reset quarterly, and are callable at the option of the company at par on or after November 14, 2008.

The company intends to use the proceeds of the offering to redeem the 9.25% subordinated debentures due March 31, 2027, underlying $50 million of 9.25% cumulative trust preferred securities (NYSE: IFC pp) issued by IFC Capital Trust I in 1997. The company today provided notice to the trustee of its plans to redeem these securities effective December 15, 2003.

The newly issued trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.